Exhibit 99.1

Contact:	L-3
Corporate Communications
212-697-1111

For Immediate Release

L-3 Communications Completes Partial Redemption of $300 Million

of Its Outstanding 3.95% Senior Notes Due 2016

NEW YORK, May 20, 2016 – L-3 Communications Holdings, Inc. (NYSE:LLL) announced today that L-3 Communications Corporation, its wholly owned subsidiary, has completed the redemption of $300,000,000 aggregate principal amount of its 3.95% Senior Notes due in 2016 (the “Notes”) in accordance with the terms of the Notes and the Indenture, as supplemented and amended, dated as of May 21, 2010 by and among L-3 Communications Corporation, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. as trustee. The partial redemption was previously announced on March 24, 2016. Following the partial redemption of the Notes, $200,000,000 aggregate principal amount of the Notes remain outstanding.

The partial redemption of the Notes was completed today, May 20, 2016 (the “Redemption Date”), at a redemption price equal to 101.475% of the principal amount thereof (the “Redemption Price”). The Redemption Price was determined on May 17, 2016, and notice thereof was sent to all registered holders on May 18, 2016. Interest on the Notes redeemed will cease to accrue on and after the Redemption Date, and the only remaining right of holders of such Notes is to receive payment of the Redemption Price and such accrued interest.

Headquartered in New York City, L-3 employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. L-3 is also a prime contractor in aerospace systems. The company reported 2015 sales of $10.5 billion.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that

L-3 Completes Partial Redemption of $300 Million of Its Outstanding 3.95% Senior Notes Due 2016	Page 2

could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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